Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS ON CLINICAL PROGRAM STATUS
AND 2012 THIRD QUARTER RESULTS

Conference Call at 11:00 a.m. Eastern Time

The Woodlands, Texas, November 6, 2012 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and nine months ended September 30, 2012.

“Our positive results from a second Phase 2 study of telotristat etiprate provide further evidence of its potential to benefit patients with carcinoid syndrome,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “The initiation of a registrational Phase 3 study of telotristat etiprate in carcinoid syndrome patients represents another significant milestone in the advancement of Lexicon's clinical pipeline.”

Key Progress

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Lexicon is proceeding with preparations for the initiation of Phase 3 studies of LX4211, an oral, dual inhibitor of sodium glucose transporters 1 and 2, in type 2 diabetes and a Phase 2 clinical trial of LX4211 in type 1 diabetes.

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In October 2012, Lexicon announced positive top-line data from an open-label Phase 2 clinical trial of telotristat etiprate (LX1032) in carcinoid syndrome and the initiation of a Phase 3 registrational trial. Lexicon also continues to enroll patients in a Phase 2 proof-of-concept trial evaluating the effect of telotristat etiprate on symptoms associated with ulcerative colitis. Telotristat etiprate is an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels.

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Lexicon continues to enroll patients with diarrhea-predominant irritable bowel syndrome (IBS-d) in a Phase 2 trial of LX1033, an inhibitor of tryptophan hydroxylase that acts locally in the gastrointestinal tract.

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Lexicon announced preliminary results from Phase 1 studies of LX2931, an inhibitor of sphingosine-1-phosphate lyase in development as a treatment for rheumatoid arthritis, and LX7101, an inhibitor of LIM domain kinase 2 in development as a treatment for glaucoma.

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In October 2012, Lexicon completed the public offering and sale of 17.5 million shares of its common stock at $2.25 per share. The net proceeds of the offering were approximately $37.2 million, after deducting underwriting discounts and offering expenses.

Revenues: Lexicon's revenues for the three months ended September 30, 2012 were $0.4 million, consistent with the corresponding period in 2011. For the nine months ended September 30, 2012, revenues decreased 42 percent to $0.9 million from $1.5 million for the corresponding period in 2011.

Research and Development Expenses: Research and development expenses for the three months ended September 30, 2012 decreased two percent to $19.2 million from $19.7 million for the corresponding period in 2011. The decrease was primarily attributable to decreases in lab supply, personnel, and external preclinical research and development costs, partially offset by an increase in external clinical research and development costs. For the nine months ended September 30, 2012, research and development expenses decreased three percent to $61.6 million from $63.7 million for the corresponding period in 2011.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments.

Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. In July 2012, Lexicon exercised its option to pay the full $35.0 million balance of the Symphony Icon base payment obligation in shares of Lexicon common stock.  Lexicon had the obligation to pay the base payment balance on or before July 30, 2013, and had the right to make the payment 100% in stock through July 30, 2012.  After that time, Lexicon would have been obligated to make at least half of the payment in cash.  The stock price used to calculate the number of shares to be issued was the average of the closing prices of the common stock over the 20 trading day period ending immediately preceding the second trading day before the July 30 payment date.  Lexicon issued an aggregate of 13,237,519 shares of common stock on July 30, 2012 in satisfaction of the Symphony Icon base payment obligation.

The increase in fair value of the Symphony Icon purchase liability was $5.8 million and $2.3 million for the three months ended September 30, 2012 and 2011, respectively, and was $10.1 million and $5.2 million for the nine months ended September 30, 2012 and 2011, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended September 30, 2012 increased eight percent to $4.4 million from $4.1 million for the corresponding period in 2011. The increase was primarily attributable to increases in personnel, legal and patent related costs. For the nine months ended September 30, 2012, general and administrative expenses decreased two percent to $13.1 million from $13.3 million for the corresponding period in 2011.

Consolidated Net Loss: Net loss for the three months ended September 30, 2012 was $29.5 million, or $0.06 per share, compared to a net loss of $26.1 million, or $0.08 per share, in the corresponding period in 2011. Net loss for the nine months ended September 30, 2012 was $85.3 million, or $0.18 per share, compared to a net loss of $82.4 million, or $0.24 per share, for the corresponding period in 2011. For the three and nine months ended September 30, 2012, net loss included non-cash, stock-based compensation expense of $1.6 million and $4.9 million, respectively. For the three and nine months ended September 30, 2011, net loss included non-cash, stock-based compensation expense of $1.4 million and $4.4 million, respectively.

Cash and Investments: As of September 30, 2012, Lexicon had $206.8 million in cash and investments, as compared to $231.5 million as of June 30, 2012 and $281.7 million as of December 31, 2011.

Lexicon Conference Call: Lexicon management will hold a conference call and webcast at 11:00 a.m. Eastern Time on November 6, 2012 to discuss financial results for the third quarter of 2012 and the current status of its clinical programs. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 59736084. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on Lexicon's corporate website at www.lexpharma.com through December 6, 2012.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has four drug programs in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon's clinical development of LX4211, telotristat etiprate (LX1032), LX1033, LX2931, and LX7101, characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of such compounds. This press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX4211, telotristat etiprate (LX1032), LX1033, LX2931, and LX7101 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:

Alex Abuin, Ph.D.
Vice President, Communications and Alliance Management
281/863-3213
aabuin@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$214	$335	$565	$1,312
Subscription and license fees	158	20	306	194
Total revenues	372	355	871	1,506
Operating expenses:
Research and development, including stock-based compensation of $923, $823, $2,875 and $2,480, respectively	19,192	19,655	61,584	63,721
Increase in fair value of Symphony Icon, Inc. purchase liability	5,844	2,336	10,087	5,198
General and administrative, including stock-based compensation of $669, $609, $2,030 and $1,874, respectively	4,396	4,055	13,123	13,340
Total operating expenses	29,432	26,046	84,794	82,259
Loss from operations	(29,060)	(25,691)	(83,923)	(80,753)
Interest income	44	60	158	215
Interest expense	(527)	(560)	(1,594)	(1,977)
Other income, net	4	88	21	145
Consolidated net loss.	$(29,539)	$(26,103)	$(85,338)	$(82,370)

Consolidated net loss per common share, basic and diluted	$(0.06)	$(0.08)	$(0.18)	$(0.24)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	490,049	337,678	483,693	337,625

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2012	2011
	(unaudited)
Cash and investments	$206,848	$281,692
Property and equipment, net	43,515	46,417
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	357,835	430,512
Deferred revenue	14,331	14,331
Current and long-term debt	23,826	24,894
Other long-term liabilities.	31,086	55,146
Accumulated deficit	(874,959)	(789,621)
Total stockholders' equity	252,759	297,568